Exhibit 4.6

CLIFFORD CHANCE LLP
BARCLAYS PLC

RULES OF THE
BARCLAYS GROUP SHARE VALUE PLAN

Adopted by the Company on 12 March 2010

RULES OF THE BARCLAYS GROUP SHARE VALUE PLAN
PURPOSE: THE PLAN HAS BEEN ADOPTED TO ENABLE THE TRUSTEES TO PROVIDE A FLEXIBLE STRUCTURE FOR THE GRANT OF SHARE AWARDS TO BARCLAYS GROUP EMPLOYEES WHO ARE NOT DIRECTORS OF THE COMPANY IN ORDER TO CREATE AN OPPORTUNITY FOR ELIGIBLE EMPLOYEES TO RECEIVE COMPENSATION FOR FUTURE LONG TERM SERVICE.
1.	DEFINITIONS AND INTERPRETATION

1.1	In the Plan:

“Adoption Date” means 12 March 2010 being the date on which the Plan was adopted by the Committee.

“Award” means a provisional allocation of Shares to be released on the Release Dates applicable to the Award and “awarded” shall be construed accordingly.

“Award Date” means in relation to an Award the date specified as such by the Trustees in the Award Letter.

“Award Letter” means a letter containing the information specified in Rule 2.2 in such form as may be prescribed from time to time by the Trustees provided to a Participant informing the Participant of the grant of an Award to him.

“Board” means the board of directors for the time being of the Company or a duly appointed committee thereof.

“Committee” means the remuneration committee for the time being of the Board (or a duly authorised committee thereof or person or persons duly authorised by the remuneration committee to exercise any of its powers or duties under the Plan) empowered to act on behalf of the Company for all purposes in connection with the Plan or, if there is no such committee in existence at the relevant time, the Board, save that, should any person obtain Control of the Company, the Committee shall mean the members of the Committee immediately before such Control is obtained.

“Company” means Barclays PLC (registered no. 48839).

“Control” means control of a company within the meaning of section 995 of the Income Tax Act 2007 and a person shall be deemed to have control of a company if he and others acting in concert with him have together obtained control of a company within such meaning.

“Dividend Shares” means a number of Shares equal to the value of dividends paid on the Shares subject to an Award over all or any part of the Vesting Period and which may be added to a Releasable Portion on a Release Date as determined by the Trustees.

“Eligible Employee” means any person who is an employee or former employee of any member of the Group and is deemed to be eligible to participate by the Committee PROVIDED THAT a person shall not be eligible to participate in the Plan if he is a director of the Company or any Award granted to him (or Shares released to him) would be regarded as granted (or released) in respect of Qualifying Services.

“Employer” means the employing company of an Eligible Employee or a Participant, as the context so requires.

“Group” means the Company and all of its Subsidiaries and the expression “member of the Group” shall be construed accordingly.

“Participant” means an Eligible Employee who has been granted an Award or, where applicable, his personal representative.

“Participating Companies” means the Company and other members of the Group which have been nominated by the Committee to participate in the Plan.

“Performance Condition” means a condition related to performance which is specified by the Trustees under Rule 2.2.

“Plan” means the Barclays Group Share Value Plan as constituted by these rules and as amended from time to time in accordance with the provisions hereof.

“Qualifying Services” means, in relation to any person, his services as a director of the Company and his services at any time while he is a director of the Company:
(a)	as a director of an undertaking that is a subsidiary undertaking of the Company at that time;

(b)	as a director of any other undertaking of which he is a director by virtue of the Company’s nomination (direct or indirect); or

(c)	otherwise in connection with the management of the affairs of the Company or any such subsidiary undertaking or any such other undertaking.
“Releasable Portion” means such percentage of the Shares subject to an Award (rounded down to the nearest whole Share) as the Trustees shall in their absolute discretion determine may be released on or about any Release Date as set out in the Award Letter.

“Release Date” means such date as the Trustees shall in their absolute discretion determine in relation to a Releasable Portion of an Award as set out in the Award Letter.

“Shares” means ordinary shares in the capital of the Company or such other class of shares as may represent the same as a result of any reorganisation, reconstruction or other variation of the share capital of the Company to which the provisions of the Plan may apply from time to time PROVIDED THAT if such shares under an Award are to be released at any time when the Trustees do not hold such shares in the Company as a result of a corporate event described in Rule 7, references to “Shares” in Rules 3 to 7 inclusive shall include any consideration received by the Trustees for any such shares under an Award which may otherwise have been released.

“Special Provisions Schedule” means the schedule to the Plan containing provisions applicable to Awards granted to Eligible Employees in territories specified in the schedule.

“Subsidiary” means any company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006.

“Trust” means the Barclays Group (PSP) Employees’ Benefit Trust established by the Trust Deed.

“Trust Deed” means the trust deed made between Barclays Bank PLC (1) and Mourant & Co Trustees Limited (2) on 5 August 1996 as amended from time to time (and of which Appleby Trust (Jersey) Limited is the current trustee).

“Trustees” means the trustee or trustees for the time being of the Trust.

“Vesting Period” means the period from the Award Date to the final Release Date specified in the Award Letter.

1.2	Any reference in the Plan to a statutory provision shall include a reference to that provision as amended or re-enacted from time to time. Where the context permits the singular shall include the plural and vice versa and the masculine gender shall include the feminine.

2.	GRANT OF AWARDS

2.1	Subject to the limitations specified in this Rule 2, the Trustees may in their absolute discretion, having first consulted with the Committee, grant any Eligible Employee an Award in accordance with the rules of the Plan and if relevant modified by the Special Provisions Schedule and on such additional terms as the Trustees may specify at the time of grant. For the avoidance of doubt, an Award may not be granted to a person who is not an Eligible Employee.

2.2	The Trustees shall as soon as reasonably practicable on or after the Award Date notify the Eligible Employee of the grant of the Award in writing in an Award Letter. The Award Letter shall specify:
(a)	the number of Shares in respect of which the Award is granted or the formula by which such number may be found;

(b)	the Award Date;

(c)	whether the Award is subject to any Performance Condition(s); and

(d)	details of the applicable Release Date(s) and Releasable Portion(s).
2.3	The number of Shares in respect of which an Award is to be granted shall be calculated by the Trustees after consultation with the Committee about the method to be used.

2.4	The grant of an Award shall not in any circumstances whatsoever:
(a)	constitute the acquisition by a Participant of an interest in the Shares awarded to him, or the acquisition of a right to acquire the Shares awarded to him; or

(b)	entitle a Participant to claim any interest in the Trust Fund or to compel the Trustees to pay or apply any of the capital or income comprised in the Trust Fund to or for the benefit of a Participant.
2.5	There shall be no consideration payable for the grant of an Award.

2.6	The grant of any Award shall be subject to obtaining any approval or consent required under the United Kingdom Listing Authority Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment.

2.7	Awards may be granted at any time when the Company is not subject to any restrictions on the granting of Awards.

2.8	Any Award granted to a Participant is personal to him and shall not be capable of being transferred or otherwise disposed of by a Participant. Any such Award shall lapse immediately if it is so transferred or otherwise disposed of or if the Participant is adjudged bankrupt.

2.9	Until their release on or about the Release Date, a Participant shall have no interest in the Shares subject to his Award. A Participant shall not be entitled to any dividends or other distributions made in respect of the Shares awarded to him. A Participant shall have no right to vote in respect of the Shares subject to his Award, unless and until Shares under his Award are released to him.

2.10	An Award shall only be granted in respect of existing issued Shares purchased or acquired by the Trustees on or off market. No new Shares may be issued or treasury Shares transferred under the Plan without the prior approval of the Company’s shareholders in general meeting.

3.	RELEASE OF SHARES

3.1	Subject to the remainder of Rule 3 and Rules 6 and 7 and to the satisfaction of any Performance Condition attaching to an Award, the Trustees may in their absolute discretion release to the Participant in accordance with Rule 4 the relevant Releasable Portion and any Dividend Shares (if applicable) available for release on or as soon as reasonably practicable after the relevant Release Date.

3.2	Subject to Rules 3.3, 3.4 and 3.5 and 6 and to the satisfaction of any Performance Condition attaching to an Award, if the Trustees determine on any Release Date that the Participant is not an employee of the Group, the Trustees may in their absolute discretion release to the Participant in accordance with Rule 4:
(a)	the relevant Releasable Portion and any Dividend Shares (if applicable) available for release on or after the Release Date; or

(b)	a lower number of such Shares; or

(c)	no Shares at all.
3.3	Notwithstanding anything in the Plan to the contrary, Shares under an Award shall be actually or constructively received by a Participant by the later of:
(a)	the date that is 2 1/2 months from the end of the Participant’s first taxable year in which the Trustees determine in their absolute discretion to release Shares under an Award to the Participant;

(b)	the date that is 2 1/2 months from the end of the Company’s first taxable year in which the Trustees determine in their absolute discretion to release Shares under an Award to a Participant.
3.4	Notwithstanding any other provision of the Plan, and irrespective of whether a Performance Condition is attached to an Award and whether or not any such Performance Condition may have been satisfied, if the Trustees, having first consulted with the Committee, determine in their absolute discretion that the underlying financial health of the Group has significantly deteriorated over the whole or any part of the Vesting Period, such that there are severe financial constraints on the Group which preclude or limit the Group’s ability to facilitate funding of Awards, the following shall apply:
(a)	the Trustees may at their absolute discretion determine that any Releasable Portion and/or Dividend Shares (if any) that the Trustees may otherwise have determined would be released may be limited, reduced and/or made subject to any other condition as the Trustees consider at their absolute discretion appropriate; and

(b)	in the absence of any determination by the Trustees under Rule 3.4(a), the release of any Releasable Portion and/or Dividend Shares (if any) that the Committee may otherwise have determined would be released (including any Shares not released as the result of the exercise of discretion by the Trustees under Rule 3.4 (a)) shall be suspended until such time as the Trustees lift such suspension or exercise their discretion under Rule 3.4(a) PROVIDED THAT to the extent that the Trustees have not lifted such suspension or exercised their discretion under Rule 3.4(a) within 3 years from the date specified at the Award Date as the final Release Date of an Award which remains outstanding and in respect of which release of any Releasable Portion and/or Dividend Shares (if any) remains suspended under this Rule 3.4(b), all such Awards shall be forfeited and lapse in their entirety, unless the Trustees, in exceptional circumstances, determine otherwise.

The Trustees must notify each Participant affected by its determination when the determination applies and when the determination is no longer in force.
3.5	Notwithstanding any other provision of the Plan, and irrespective of whether a Performance Condition is attached to an Award and whether or not any such Performance Condition may have been satisfied, the Trustees may, having first consulted with the Committee, in their absolute discretion determine that any Releasable Portion and/or Dividend Shares (if any) may be reduced (to nil if appropriate) as a result of:
(a)	the Group or of any Subsidiary’s financial statements having been materially restated at any time during the Vesting Period other than restatement due to a change in accounting policy or to rectify a minor error;

(b)	the Participant having, in the reasonable opinion of the Committee, following consultation with the relevant Employer, deliberately misled the management of the Company, the market and/or the Company’s shareholders regarding the financial performance of the Group or of any Subsidiary at any time during the Vesting period;

(c)	the Participant’s actions at any time during the Vesting Period having, in the reasonable opinion of the Committee, following consultation with the relevant Employer, caused harm to the reputation of the Group and/or the Participant’s business unit; or

(d)	the Participant’s actions at any time during the Vesting Period having, in the reasonable opinion of the Committee, following consultation with the relevant Employer, amounts to serious misconduct.
4.	MANNER OF RELEASE

4.1	If the Trustees determine that any Shares under an Award shall be released to a Participant pursuant to Rules 3, 6 or 7, the Trustees shall as soon as reasonably practicable after the relevant Release Date release to a Participant the Releasable Portion determined in accordance with Rules 3, 6, and 7 in such form and manner as the Trustees shall from time to time prescribe in which case:
(a)	the Trustees shall inform the Participant of the release of Shares to him within 28 days of such release; and

(b)	the Participant shall from the date of such determination become beneficially entitled to such Shares and shall have the right to receive all dividends paid to the Trustees on such Shares on or after their release (net of any tax payable on such dividends by the Trustees) and the right to direct the Trustees as to voting in respect of such Shares and the Trustees shall vote in accordance with any such instructions.
PROVIDED THAT:
(a)	if the Trustees so require, the Participant shall enter into an election to be made jointly with his Employing Company pursuant to section 431 of the Income Tax (Earnings and Pensions) Act 2003 for the Shares to be treated as if they are not restricted securities for the purposes of Chapter 2, Part 7, Income Tax (Earnings and Pensions) Act 2003;

(b)	subject to Rule 4.2, the Participant shall pay in such manner as the Trustees may from time to time prescribe any such additional amount of which the Trustees may notify the Participant in respect of any deduction on account of tax or similar liabilities as may be required by law which may arise on the release of Shares to him; and

(c)	any Shares which are not so released shall cease to be available for release.

4.2	The Trustees may sell, or procure the sale of, such number of Shares which have been released to a Participant to meet any obligation of the Trustees, any member of the Group or any other person to deduct tax or employee’s social security contributions or other tax withholding which may be required by law in any jurisdiction or which the Trustees and/or the Employer reasonably considers to be necessary or desirable in respect of the release of Shares under his Award to the Participant.

4.3	The Trustees shall within 28 days after the date of the release of Shares to a Participant transfer or procure the transfer of the appropriate number of Shares to the Participant (or to his nominee at the Participant’s written direction.

5.	LIMITATION ON RELEASE

Subject to Rules 3, 6 and 7, Shares under Award may be released to a Participant who has ceased to be an Eligible Employee.

6.	RELEASE AFTER CESSATION OF EMPLOYMENT

6.1	Subject to Rules 3.3, 3.4 and 3.5 and unless a Releasable Portion may be released before its Release Date under Rules 6.2, 6.3, 6.4 and 7, a Releasable Portion may only be released on or as soon as reasonably practicable after its Release Date. Any Releasable Portion which is not so released shall lapse.

6.2	Subject to Rules 3.3, 3.4 and 3.5, if a Participant dies the Trustees may, having first consulted with the Committee, release to the Participant’s personal representatives, his wife (or her husband), children under the age of 18 or step children under the age of 18 unreleased Releasable Portions as soon as reasonably practicable after the Participant’s death in accordance with Rule 4. Any Releasable Portion which is not so released shall lapse.

6.3	Subject to Rules 3.3, 3.4 and 3,5, if a Participant ceases to be employed by the Group by reason of:
(a)	injury;

(b)	disability;

(c)	ill health;

(d)	redundancy;

(e)	retirement with the agreement of his Employer;

(f)	the company by which he is employed ceasing to be a member of the Group;

(g)	the undertaking in which he is employed being transferred to a transferee which is not a member of the Group;

(h)	his Employer terminating his employment, other than in circumstances which, in the reasonable opinion of the Committee, amount to gross misconduct or dismissal for cause the Trustees may, having first consulted with the Committee, release to the Participant any unreleased Releasable Portions on or after the applicable Release Date(s) for those Releasable Portions as set out in the Award Letter and in accordance with Rule 4 PROVIDED THAT if a Participant ceases to be employed by the group before the Release Date other than by reason of retirement the Trustees may in their absolute discretion, having first consulted with the Committee, release any Releasable Portions to the Participant as soon as reasonably practicable after the date of such cessation. Any Releasable Portion which is not so released shall lapse.
6.4	Subject to Rules 3.3, 3.4 and 3.5, if a Participant ceases to be employed by the Group due to resignation, dismissal for cause or gross misconduct or for any reason other than one of the events specified in Rules 6.2 or 6.3, his Award shall lapse unless the Trustees in their absolute discretion in exceptional circumstances, having first consulted with the Committee, determine otherwise in which case the Trustees may release to the Participant each unreleased Releasable Portion on or after the Release Date(s) for those Releasable Portions as set out in the Award Letter and in accordance with Rule 4 PROVIDED THAT if a Participant ceases to be employed by the Group before the Release Date for any Releasable Portion, the Trustees may in their absolute discretion, having first consulted with the Committee, release any Releasable Portions to the Participant as soon as reasonably practicable after the date of such cessation. Any Releasable Portion which is not so released shall lapse.

6.5	For the purposes of this Rule 6, a Participant shall be deemed to have ceased to be employed by a member of the Group on the day on which his employment terminates, unless the Trustees, having first consulted with the Committee, decide otherwise in their absolute discretion.

7.	TAKE-OVER AND LIQUIDATION

7.1	Rule (b) shall apply:
(a)	if any person obtains Control of the Company as a result of making:
(i)	a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by such person) made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all the Company’s ordinary shares (or such of those shares as are not already owned by such person); or
(b)	if under section 899 of the Companies Act 2006 the Court sanctions a compromise or arrangement between the Company and its creditors or its members which, if it becomes effective, will result in a person obtaining Control of the Company.
7.2	Subject to Rules 3.3, 3.4 and 3.5, the Trustees shall, having first consulted with the Committee, have absolute discretion to determine whether:
(a)	any Performance Condition should be waived or deemed to be satisfied; and/or

(b)	any Releasable Portions should be released to Participants early; and/or

(c)	Awards should continue in the same or a revised form following the change of Control.
7.3	Subject to Rules 3.3, 3.4 and 3.5, if the Company gives notice of a general meeting to consider a resolution for the voluntary winding up of the Company (the “resolution”) the Trustees shall release all unreleased Releasable Portions to the Participant PROVIDED THAT any release pursuant to this Rule 7.3 shall be conditional upon the resolution being duly passed. If the resolution is defeated or withdrawn, the Award shall be unaffected. If the Trustees release Shares to a Participant pursuant to this Rule 7.3, he shall be entitled to share in the assets of the Company with existing holders of the Shares in the same manner as if the Shares had been registered in his name before the resolution was passed.

7.4	Subject to Rules 3.3, 3.4 and 3.5, if, in the opinion of the Trustees, the Company will be affected by any demerger, dividend in specie, special dividend or other transaction which will adversely affect the current or future value of any Award, the Trustees may depending on the form of the Award, acting fairly, reasonably and objectively, release all unreleased Releasable Portions to Participants on such event happening.

7.5	On the commencement of any liquidation of the Company (subject to Rule 7.3 and otherwise than in connection with a compromise or arrangement as referred to in paragraph (b) of Rule 7.1) the Award shall lapse.

8.	VARIATIONS IN THE SHARE CAPITAL OF THE COMPANY

8.1	In the event of any increase or variation of the share capital of the Company (whenever effected) by way of capitalisation, rights issue, sub-division, consolidation or reduction of capital or any other method, the Trustees may make such adjustment as they consider appropriate to the number of Shares subject to any Award.

8.2	The Trustees shall give notice in writing to a Participant of any adjustment made pursuant to Rule 8.1 as soon as practicable following the making of such adjustment. The Trustees shall be entitled to call in the deed evidencing the grant of an Award affected by such adjustment for endorsement or replacement as they may consider appropriate.

9.	ADMINISTRATION OF THE Plan

9.1	The Plan shall be administered by the Trustees whose decision on any matter connected with the Plan shall be final and binding.

9.2	The Trustees shall determine any dispute about the rights and obligations of any person under the Plan or any question concerning the construction or interpretation or effect of the Plan or any other question in connection with the Plan and its determination shall be final, binding and conclusive on all persons.

9.3	The Committee may from time to time make recommendations to the Trustees with regard to the making of Awards, the choice of Participants, Performance Conditions, Release Dates or Releasable Portions. The Trustees shall consider all such recommendations but shall not be bound to follow such recommendations nor shall the Trustees be required to give reasons for any refusal to follow them.

10.	AMENDMENT OF THE PLAN

10.1	Notwithstanding any other provision of the Plan, the Trustees may, having first consulted with the Committee, at any time and from time to time in their absolute discretion and without notice modify or amend, in whole or in part, any or all of the provisions of this Plan or suspend or terminate the Plan entirely, provided that no such modification or amendment may be made that would materially adversely affect existing Awards in particular in respect of Release Dates, Releasable Portions and Performance Conditions.

10.2	The Trustees shall notify Participants as soon as reasonably practicable if the Plan is amended or terminated.

11.	GENERAL PROVISIONS

11.1	Terms of office or employment

The rights and obligations of any Participant under the terms of his office or employment with any member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate in it. Participants shall waive any and all rights to compensation or damages in consequence of the termination of the office of employment for any reason whatsoever (and regardless of whether such termination is lawful or unlawful) insofar as such rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award under the Plan does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award. The terms of the Plan are separate from and do not form a term of or any part of or create any obligations or rights pursuant to an individual’s contract of employment

11.2	Tax and other similar liabilities

Any liability of a Participant to taxation or social security contributions or similar liabilities in respect of an Award shall be for the account of the relevant Participant. The Trustees may make an Award and the release of Shares under it conditional on the Participant complying with arrangements specified by the Trustees for the payment of any taxation, employee’s social security contributions or employer’s social security obligations (including, without limitation, the deduction of taxation at source).

11.3	Notices

Any notice or other communication under or in connection with the Plan may be given by personal delivery, electronically or by sending the same by post in the case of a company to its registered office, in the case of the Trustees, to their registered office and in the case of an individual to his last known address, or, where he is a director or employee of any member of the Group, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

11.4	Data Protection provisions
(a)	The Company and the Trustees will store and process information about a Participant on their computers and in other ways. By “information about a Participant” the Company and the Trustees mean personal information they have obtained from the Participant, the Employer and any other Group companies or other organisations in anticipation of a Participant’s participation in the Plan and during the term of the Plan.

(b)	The Company and the Trustees will use information about a Participant to manage and administer the Plan, give the Participant information about the Plan and his Award, to develop and improve their services to the Participant and other customers and to protect their interests. The Trustees agree to apply the same levels of protection to information about a Participant as the Company is required to in the UK.

(c)	The Company and the Trustees may give information about a Participant and his participation in the Plan to the following:
(i)	a Participant’s Employer and it agents or service providers where disclosure is necessary to enable the Company or the Trustees to discharge their duties and obligations in the management and administration of the Plan (including any disclosure of information as may be necessary to enable the Employer to comply with the requirements of any relevant tax, social security or other governmental authority). (For the purposes of this Rule “Employer” includes any company or other entity of the Group who may become the Participant’s employer during the term of the Plan and any other company or entity which has a duty to comply with any requirements imposed any relevant tax, social security or other governmental authority in connection with his participation in the Plan.)

(ii)	people who provide a service to the Company or the Trustees or are acting as their agents on the understanding that they will keep the information confidential.

(iii)	anyone to whom the Company or the Trustees transfer or may transfer their rights and duties under the Plan.

(iv)	where the Company or the Trustees have a duty to do so or if the law allows the Company or the Trustees to do so (including any relevant tax, social security or other governmental authority)
Otherwise the Company and the Trustees will keep information about a Participant confidential.
(d)	If the Company or the Trustees transfer information about a Participant to a service provider or agent in another country, they will procure that the service provider or agent agrees to apply the same levels of protection as the Company and the Trustees are required to apply in the UK and other EU jurisdictions and to use information about a Participant only for the purpose of providing the service to the Company or the Trustees.

11.5	Severability of Provisions

If any provision in this Plan is for any reason held by any Court or other competent authority of any jurisdiction to be illegal, invalid or unenforceable in whole or in part, the remaining provisions of this Plan shall continue to be valid and, if appropriate, the affected provision and the legality, validity or enforceability of such provision in any other jurisdiction shall be unaffected.

11.6	Third Parties

No third party has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

11.7	Awards not Pensionable

Awards, Shares and any other benefits provided under the Plan shall not be pensionable.

11.8	Governing Law

This Plan shall be construed, administered and governed in all respects under and by the law of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute.
SPECIAL PROVISIONS SCHEDULE
Schedule to the Rules of the Barclays Group Share Value Plan
The Special Provisions Schedule takes effect as if the Rule of the Plan were set out in it incorporating the following modifications:

1.	Brazil

For Eligible Employees resident in Brazil, the rules of the Plan are modified by the deletion of the definition of “Award” in Rule 1 of the Rules and its replacement with the following:

“Award” means a provisional allocation of Shares to be released on the Release Dates applicable to the Award or an option to acquire Shares for no payment which shall become exercisable in respect of each Releasable Portion on its applicable Release Date for a period of 90 days following which any unexercised Release Portion shall lapse.”

2.	Spain

For Eligible Employees resident in Spain, the rules of the Plan are modified so that Rule 6.3(h) shall not apply.

3.	Zambia

For Eligible Employees resident in Zambia, Rule 6 is modified by the addition of the following new Rule 6.6:

“6.6 The Zambian Apportionment Act 1870 does not apply to any Award granted under the Plan”.

4.	UK

For Eligible Employees resident in the UK, Rule 3 is modified by the addition of the following new Rules 3.6, 3.7 and 3.8:
“3.6	Without prejudice to Rules 2.4 and 2.9 and subject to Rules 3.4 and 3.5, by no later than 60 days before the Release Date in relation to a Releasable Portion of an Award, a Participant may, by notice in writing given to the Trustees or to any person appointed by the Trustees in such form as the Trustees having first consulted with the Committee may specify for such purpose, request that, in lieu of any Shares being released to him on the Release Date, the Trustees shall instead:
(a)	transfer Shares into a retirement benefits scheme for his benefit; and/or

(b)	procure that another person (whether the Company or another person) transfers Shares to or procures the acquisition of Shares by such a retirement benefits scheme as mentioned in (a) above.
3.7	A request under Rule 3.6 may not be made by a Participant who has ceased to be employed by the Group. A request under Rule 3.6 made by a Participant on a date on which he is employed by the Group may not be acceded to by the Trustees if he has ceased to be employed by the Group by the Release Date.

3.8	The Trustees may at their absolute discretion, having first consulted with the Committee, specify, in the form of notice to be given by any Participant under Rule 3.6, that the number of Shares to be so transferred to or acquired by the retirement benefits scheme may be less than the number of Shares comprised in the relevant Releasable Portion, whether to reflect the extent to which any such transfer or acquisition is not allowable for corporation tax purposes for the period of account in which such transfer or acquisition occurs or otherwise. The Trustees’ discretion as to whether or not to accede to a Participant’s request under Rule 3.6 shall be absolute.